EXHIBIT D

Power Of Attorney

The undersigned hereby appoints George K. Lau his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned’s positions as limited partner, member, managing member, and/or director (where applicable) of any and all entities now or in the future comprising the Galleon Group, LLC and any and all entities affiliated with the Galleon Group, LLC (“Galleon”), and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of George K. Lau under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.

Date: August 1, 2007	By:	/s/ Raj Rajaratnam
Name: Raj Rajaratnam